UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Trico Marine Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	72-1252405
(State of Incorporation or Organization)	(IRS Employer Identification No.)

3200 Southwest Freeway, Suite 2950 Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: [ ]

Securities Act registration statement file number to which this form relates:  N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Each Class)

Item 1.   Description of Securities to be Registered.

On April 9, 2007, the Board of Directors (the “Board”) of Trico Marine Services, Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of Common Stock, par value $0.01 per share. The dividend is payable on April 19, 2007 to the stockholders of record on that date.

The Board has adopted a Rights Agreement dated April 19, 2007 between the Company and Mellon Investor Services LLC, as the Rights Agent (the “Rights Agreement”).

The description of the Rights Agreement and the Rights included in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 10, 2007 (the “Form 8-K”) is incorporated by reference herein.  Such description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (including the form of Certificates of Designation of Series A Junior Participating Preferred Stock of Trico Marine Services, Inc., attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C) which is incorporated herein by reference to Exhibit 4.1 to the Form 8-K.

Item 2.    Exhibits.

4.1    Rights Agreement, dated as of April 9, 2007, between Trico Marine Services, Inc. and Mellon Investor Services LLC, as Rights Agent, including the form of Certificate of Designation of Series A Junior Participating Preferred Stock of Trico Marine Services, Inc. attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 10, 2007).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Trico Marine Services, Inc.

April 10, 2007	By:	/s/ Rishi Varma
Rishi Varma
Chief Administrative Officer, Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.

Description

4.1

Rights Agreement, dated as of April 9, 2007, between Trico Marine Services, Inc. and Mellon Investor Services LLC, as Rights Agent, including the form of Certificate of Designation of Series A Junior Participating Preferred Stock of Trico Marine Services, Inc. attached thereto as Exhibit A, the form of Rights Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C (incorporated by reference to Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 10, 2007).